Exhibit 99.1

NEWS RELEASE

PARSLEY ENERGY PROVIDES OPERATIONAL UPDATE;

SCHEDULES THIRD QUARTER 2017 EARNINGS CONFERENCE CALL FOR NOVEMBER 8

AUSTIN, Texas, September 28, 2017 – Parsley Energy, Inc. (NYSE: PE) (“Parsley,” “Parsley Energy,” or the “Company”) today announced that the Company remains on track to deliver production volumes consistent with previously issued guidance despite impacts from Hurricane Harvey and the deferral of anticipated non-operated development activity.

The majority of Parsley’s September production was targeted for destinations that experienced disruptions related to Hurricane Harvey, resulting in temporary production curtailments enforced by the Company’s midstream partners. Diligent cross-functional efforts limited the impact of these curtailments and other hurricane-related disruptions to approximately 2.0 MBoe per day on average in 3Q17, approximately 80% of which was oil. All production and sales processes have returned to normal.

Parsley’s most recent production guidance for the fourth quarter and full-year 2017 contemplated the completion of nine gross (4.5 net) non-operated drilled uncompleted wells over the second half of 2017. The indefinite postponement of these non-operated completions reduces estimated 3Q17 and 4Q17 production by approximately 1.5 MBoe per day and 2.0 MBoe per day, respectively.

Accounting for the above-mentioned factors, as well as extended cycle times on several development projects, Parsley expects 3Q17 net production of 70-71 MBoe per day. The Company is narrowing its estimated full-year 2017 net production guidance from a range of 67-73 MBoe per day to a range of 67-68 MBoe per day and narrowing its estimated 4Q17 net production guidance from a range of 80-90 MBoe per day to a range of 80-83 MBoe per day. Revised 4Q17 and full-year 2017 production guidance also incorporates a modest impact from the planned divestiture of non-operated properties that, if completed, would likely close before the end of the year.

Parsley expects oil to constitute 65-66% of 3Q17 net production and 66-68% of 4Q17 net production, placing oil as a percentage of full-year 2017 net production at the low-end of the previously provided range of 67-70%. As noted above, relative to their impact on gas and NGL volumes, hurricane-related production curtailments disproportionately reduced oil volumes, as the Company was in many instances able to sell gas even as oil sales slowed or ceased. In addition, the flush production foregone upon the deferral of non-operated activity was forecast to have been characterized by a high proportion of oil. Finally, all nine of the wells Parsley turned to production in the Delaware Basin in 3Q17 were completed in Reeves County, where Parsley’s wells have been characterized by relatively high quantities of associated gas even as they have been among the most prolific in the Company’s portfolio in terms of oil volumes.

“While various transitory factors will affect near-term reported results, Parsley Energy continues to enjoy structural advantages with respect to acreage quality, inventory depth, and liquids content,” stated Bryan Sheffield, Parsley’s Chairman and CEO. “In addition, having already navigated a significant activity ramp this year, secured most or all of the services and equipment necessary to deliver compelling oil growth next year, and hedged the majority of that expected growth, Parsley is actively managing operational and financial risk and has established a clear path toward leading capital efficiency in 2018. In the meantime, with our delineation and design-testing agendas for 2017 substantially complete, we expect cycle times to revert to more typical levels, and we confirm our previous targets for operated completions through the end of the year.”

Third Quarter Earnings Release and Conference Call Information

Parsley Energy plans to release its third quarter 2017 financial and operating results after the market closes on Tuesday, November 7, 2017. In conjunction with the release, the Company has scheduled a conference call for Wednesday, November 8, at 9:00 a.m. Eastern Time (8:00 a.m. Central Time). Participants should call 877-407-0672 (United States/Canada) or 412-902-0003 (International) 10 minutes before the scheduled time and request the Parsley Energy conference call. A telephone replay will be available shortly after the call through November 15 by dialing 877-660-6853 (United States/Canada) or 201-612-7415 (International). Conference ID: 13671668. A live broadcast will also be available on the internet at www.parsleyenergy.com under the “Events & Presentations” section of the website. The Company has also posted to its website a presentation that supplements the information in this release.

About Parsley Energy, Inc.

Parsley Energy, Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and natural gas reserves in the Permian Basin in West Texas. For more information, visit the Company’s website at www.parsleyenergy.com.

Forward Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Parsley Energy’s expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Parsley Energy’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Parsley Energy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Parsley Energy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in the Company’s filings with the SEC, including its Annual Report on Form 10-K. The risk factors and other factors noted in the Company’s SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Contact Information

Brad Smith, Ph.D., CFA

Senior Vice President, Corporate Strategy and Investor Relations

ir@parsleyenergy.com

(512) 505-5199

or

Kyle Rhodes

Director of Investor Relations

ir@parsleyenergy.com

(512) 505-5199

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